Exhibit 4.69

EXECUTION VERSION

MASTER TERMS AND CONDITIONS FOR CAPPED CALL TRANSACTIONS

BETWEEN BANCO SANTANDER, S.A. AND CEMEX, S.A.B. de C.V.

The purpose of this Master Terms and Conditions for Capped Call Transactions (this “Master Confirmation”), dated as of March 9, 2011, is to set forth certain terms and conditions for capped call option transactions that CEMEX, S.A.B. de C.V. (“Counterparty”) will enter into with Banco Santander, S.A. (“Dealer”). Each such transaction (a “Transaction”) entered into between Dealer and Counterparty that is to be subject to this Master Confirmation shall be evidenced by a written confirmation substantially in the form of Exhibit A hereto, with such modifications thereto as to which Counterparty and Dealer mutually agree (a “Confirmation”). This Master Confirmation and each Confirmation together constitute a “Confirmation” as referred to in the Agreement specified below.

This Master Confirmation and a Confirmation evidence a complete binding agreement between you and us as to the terms of the Transaction to which this Master Confirmation and such Confirmation relates. This Master Confirmation and each Confirmation hereunder shall supplement, form a part of, and be subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency – Cross Border) as if we had executed an agreement in such form (with a Schedule that had the provisions in Section 15 of this Master Confirmation and the other elections set forth in this Master Confirmation) on the Trade Date and such agreement shall be considered the “Agreement” hereunder.

The Transactions governed by this Master Confirmation shall be the sole Transactions under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transactions governed by this Master Confirmation shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions as supplemented by the 2007 Partial Lookthrough Depository Receipt Supplement to the 2002 ISDA Equity Derivatives Definitions (as amended in this Master Confirmation, the “DR Supplement” and the 2002 ISDA Equity Derivatives Definitions as so supplemented, the “Definitions”), each as published by ISDA are incorporated into this Master Confirmation.

THIS MASTER CONFIRMATION WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND TO THE JURISDICTION OF THEIR OWN CORPORATE DOMICILE, IN RESPECT OF ACTIONS BROUGHT AGAINST SUCH PARTY AS A DEFENDANT, IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS, AND ANY RIGHT TO WHICH ANY OF THEM MAY BE ENTITLED ON ACCOUNT OF PLACE OF RESIDENCE OR DOMICILE.

1. In the event of any inconsistency between this Master Confirmation, on the one hand, and the Definitions or the Agreement, on the other hand, this Master Confirmation will control for the purpose of the Transaction to which a Confirmation relates. In the event of any inconsistency between the Definitions, the Agreement and this Master Confirmation, on the one hand, and a Confirmation, on the other hand, the Confirmation will govern. With respect to a Transaction, capitalized terms used herein that are not otherwise defined shall have the meaning assigned to them in the Confirmation relating to such Transaction.

2. Each party will make each payment specified in this Master Confirmation or a Confirmation as being payable by such party, not later than the due date for value on that date in the place of the account specified below or otherwise specified in writing, in freely transferable funds and in a manner customary for payments in the required currency.

3. Confirmations and General Terms:

This Master Confirmation and the Agreement, together with the Confirmation relating to a Transaction, shall constitute the written agreement between Counterparty and Dealer with respect to such Transaction.

Each Transaction to which a Confirmation relates is a Capped Call Option Transaction, which shall be considered a Share Option Transaction for purposes of the Definitions (with references to “Strike Price” therein deemed to include “Lower Strike Price” and/or “Upper Strike Price”, as applicable), and shall have the following terms:

Option Style:	European

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	American depository shares (Symbol: CX), each representing ten Ordinary Participation Certificates (Certificados de Participación Ordinarios) of Counterparty.

Trade Date:	As set forth in the Confirmation for such Transaction

Tranches:	Each Transaction will be divided into individual Tranches, each with the terms set forth in this Master Confirmation and the Confirmation for such Transaction, and in particular with the Number of Options and Expiration Date set forth in the Confirmation for such Transaction. The payments and deliveries to be made upon settlement of each Transaction will be determined separately for each Tranche as if each Tranche were a separate Transaction under the Agreement.

Number of Options:	For each Tranche of such Transaction, as set forth in the Confirmation for such Transaction

Option Entitlement:	One Share per Option

Lower Strike Price:	As set forth in the Confirmation for such Transaction

Upper Strike Price:	As set forth in the Confirmation for such Transaction

Premium:	As set forth in the Confirmation for such Transaction

Premium Payment Date:	As set forth in the Confirmation for such Transaction

Exchange:	New York Stock Exchange

Related Exchanges:	All Exchanges

Calculation Agent:	Dealer, which shall make all calculations, adjustments and determinations required pursuant to a Transaction in a good faith and commercially reasonable manner, and upon request of Counterparty shall provide to Counterparty written support (without disclosing any of Dealer’s proprietary models) as to any such calculations, adjustments and determinations required pursuant to a Transaction.

4. Procedure for Exercise and Valuation:

In respect of any Tranche:

Expiration Time:	The Valuation Time

Expiration Date:	As provided in the relevant Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Tranche); provided that if that date is a Disrupted Day, the Expiration Date for such Tranche shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Tranche of any Transaction hereunder; and provided further that if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, the Final Disruption Date shall be the Expiration Date (irrespective of whether such date is an Expiration Date in respect of any other Tranche for the Transaction). Notwithstanding the foregoing and anything to the contrary in the Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine that such Expiration Date is a Disrupted Day only in part, in which case the Calculation Agent shall determine that such day shall be the Expiration Date for a portion of the Number of Options for the relevant Tranche and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Options for such Tranche. Section 6.6 of the Definitions shall not apply to any Valuation Date and the final sentence of Section 3.1(f) of the Definitions shall not apply to any Expiration Date.

Automatic Exercise:	Applicable

Seller’s Telephone Number, Facsimile Number and Contact Details for Purpose of Giving Notice:	As provided in Section 13 below.

VWAP Price:	The volume-weighted average price per Share on the Valuation Date as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CX US <equity> VAP” (or any successor thereto), or if such price is not so reported on such Valuation Date for any reason or is, in the Calculation Agent’s reasonable discretion following notice in reasonable detail to, and consultation with, Counterparty, erroneous, or such Valuation Date is a Disrupted Day in whole or in part, the VWAP Price shall be as reasonably determined by the Calculation Agent using, except in the case of the Final Disruption Date, a substantially similar volume-weighted method.

Valuation Time:	As defined in Section 6.1 of the Definitions.

Valuation Date:	The Expiration Date

Final Disruption Date:	As set forth in the Confirmation for such Transaction

Market Disruption Event:	The third and fourth lines of Section 6.3(a) of the Definitions are hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time” and replacing them with “prior to the relevant Valuation Time”.

Section 6.3(d) of the Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

5. Settlement Terms:

In respect of any Tranche:

Settlement Method:	Cash Settlement

Settlement Currency:	USD

Cash Settlement:	Settlement shall occur in accordance with Section 8.1 of the Definitions.

Cash Settlement Payment Date:	For each Tranche, the third Currency Business Day after the Valuation Date for such Tranche.

Strike Price Differential:	An amount equal to the lesser of:

(i) the greater of (a) the VWAP Price minus the Lower Strike Price and (b) zero; and

(ii) the Upper Strike Price minus the Lower Strike Price.

6. Dividends:

In respect of any Tranche:

Dividend Adjustments:	If at any time during the period from and including the date that is one Settlement Cycle following the Trade Date to but excluding the date that is one Settlement Cycle following the Expiration Date a record date for a distribution, dividend or recapitalization of retained earnings by an Underlying Issuer occurs, then, and upon consultation with Buyer which shall be taken into account in good faith by the Calculation Agent, (i) if such event (including, for the avoidance of doubt, a recapitalization of retained earnings by an Underlying Issuer) results in a corresponding record date (whether or not falling on the same date) for a Share dividend (excluding a Share dividend in connection with a circumstance described in clause (ii) below), the Calculation Agent (x) shall make an adjustment to the Lower Strike Price and the Option Entitlement that corresponds to the adjustment methodology for such type of dividend set forth in the Indenture (as set forth in the Confirmation for such Transaction) and (y) shall make a proportionate adjustment to the Upper Strike Price on the same basis as the adjustment to the Lower Strike Price described above, and (ii) if (1) such event results in a corresponding record date for a cash dividend on the Shares or both a Share dividend and a cash dividend on the Shares, (2) the holders of the Shares would be entitled to elect the form of consideration they receive, including the right to acquire Shares with a cash dividend, or would not be entitled to receive the entire distribution of Underlying Shares in Shares with respect to a corresponding record date for such event, (3) such event results in both (x) a change to the number of Underlying Shares represented, directly or indirectly, by a Share and (y) an adjustment to the “Conversion Rate” (as defined in the Indenture) for the Convertible Notes (as set forth in the Confirmation for such Transaction) and/or (4) with respect to such event, Counterparty makes a discretionary adjustment to the “Conversion Rate” (as defined in the Indenture) for the Convertible Notes or determines under the Indenture that the adjustments set forth in the Indenture do not provide a fair and equitable result, then the Calculation Agent (A) shall make an adjustment to the Lower Strike Price and the Option Entitlement that corresponds to the adjustment methodology for such type of dividend set forth in the Indenture and (B) shall make adjustments consistent with the Calculation Agent Adjustment provision in Section 11.2(c) of the Definitions (as modified herein) to the Upper Strike Price and/or any other term of the Transaction (except the Lower Strike Price and Option Entitlement) to preserve the fair value of the Transaction after taking into account the effect of such event (including whether such event, taken as a whole, effectively resulted in a Share dividend) and any adjustment made pursuant to clause (ii)(A) above; provided that, notwithstanding the foregoing, if Counterparty does not initially make an adjustment to the “Conversion Rate” with respect to such event due to the prescribed adjustment not reaching the one percent threshold for such adjustments described in the Indenture, no adjustment will be made pursuant to clauses (i) or (ii) with respect to such event until any such time as such adjustments occur pursuant to the Indenture. Counterparty shall provide to Dealer written notice (such notice, a “Conversion Rate Adjustment Notice”) as soon as reasonably practicable but in any event prior to the corresponding record date for such an event that would lead to a change in the “Conversion Rate” (as defined in the Indenture) (a “Conversion Rate Adjustment Event”), which Conversion Rate Adjustment Notice shall set forth in reasonable detail the adjustment to the “Conversion Rate” resulting from such Conversion Rate Adjustment Event. In connection with the delivery of any Conversion Rate Adjustment Notice to Dealer, unless all information included in such Conversion Rate Adjustment Notice has previously been provided to holders of the Convertible Notes, Counterparty shall, concurrently with or prior to such delivery, (x) publicly announce and disclose the Conversion Rate Adjustment Event and the resulting adjustment to the “Conversion Rate” or (y) represent and warrant that the information set forth in such Conversion Rate Adjustment Notice does not constitute material non-public information with respect to Counterparty, the Shares or the Underlying Shares.

7. Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided, however, that the Definitions shall be amended by (i) replacing the words “diluting or concentrative” in Sections 11.2(a), 11.2(c) (in two instances) and 11.2(e)(vii), and Section 2(a) of the DR Supplement, with the word “material”, (ii) by adding the words “or the Transaction” after the words “theoretical value of the relevant Shares” in Sections 11.2(a), 11.2(c) and 11.2(e)(vii), and Section 2(a) of the DR Supplement, and (iii) replacing the words “the Strike Price,” in Section 11.2(c)(A) with the words “the Lower Strike Price, the Upper Strike Price,”; provided, further, that adjustments may be made to account for changes in volatility, expected dividends, stock loan rate and liquidity relative to the relevant Share or the Transaction.

8. Extraordinary Events:

New Shares:	For purposes of Merger Events and Tender Offers affecting the Issuer or Shares only (as such terms would be defined absent any modification in the DR Supplement), in the definition of New Shares in Section 12.1(i) of the Definitions, (a) the text in clause (i) thereof shall be deleted in its entirety (including the word “and” following clause (i)) and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors),” and (b) the phrase “and (iii) of an entity or person organized under the laws of the United States, any State thereof or the District of Columbia” shall be inserted immediately prior to the period.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable; provided that Sections 12.1(d), 12.1(e) and 12.1(l)(ii) of the Definitions are hereby amended by replacing “voting shares” with “Shares” prior to the application of the DR Amendment.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined:	Component Adjustment

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that Insolvency shall not be applicable if Counterparty is a debtor (or similar participant) with respect to such Insolvency.

In addition to the provisions of Section 12.6(a)(iii) of the Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

9. Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement of the formal or informal interpretation” and (ii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”.

Insolvency Filing:	Applicable, except if Counterparty is a debtor (or similar participant) with respect to such Insolvency Filing

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Applicable

Hedging Party:	For all applicable Additional Disruption Events, Dealer

Determining Party:	For all applicable Additional Disruption Events, Dealer

10. Acknowledgments:

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

11. Representations, Warranties and Agreements:

(a) In connection with this Master Confirmation, each Confirmation, each Transaction to which a Confirmation relates and any other documentation relating to the Agreement, each party to this Master Confirmation represents and warrants to, and agrees with, the other party that:

(i) it is an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act of 1933, as amended (the “Securities Act”); and

(ii) it is an “eligible contract participant” as defined in the Commodity Exchange Act, as amended (the “CEA”), and this Master Confirmation and each Transaction hereunder are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in the CEA.

(b) Counterparty represents and warrants to, and agrees with, Dealer on the Trade Date of each Transaction that:

(i) its financial condition is such that it has no need for liquidity with respect to its investment in such Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness, its investments in and liabilities in respect of such Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with such Transaction, including the loss of its entire investment in such Transaction;

(ii) it understands that Dealer has no obligation or intention to register such Transaction under the Securities Act or any state securities law or other applicable federal or non-U.S. securities laws;

(iii) it understands that no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any Affiliate of Dealer or any governmental agency;

(iv) IT UNDERSTANDS THAT SUCH TRANSACTION IS SUBJECT TO COMPLEX RISKS THAT MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS;

(v) (A) Counterparty is not aware of any material non-public information regarding Counterparty, the Shares or the Underlying Shares and (B) each of its filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other applicable securities laws that were required to be filed since January 1, 2010 have been filed and as of the date of this representation, when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such report or document), there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(vi) on the Trade Date, transactions in the Shares or the Underlying Shares are not prohibited by Regulation M under the Exchange Act (“Regulation M”) as a result of such transactions meeting the requirements of the exceptions set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M;

(vii) it is not entering into, or exercising any right under, any Transaction to create, and will not engage in any other securities or derivatives transactions to create, actual or apparent trading activity in the Shares or the Underlying Shares (or any security convertible into or exchangeable for Shares or Underlying Shares) or to raise or depress or to manipulate the price of the Shares or the Underlying Shares (or any security convertible into or exchangeable for Shares or Underlying Shares) or to otherwise violate any applicable laws or other restrictions applicable to Counterparty;

(viii) it shall deliver to Dealer opinions of counsel, dated as of the Effective Date, with respect to the matters set forth in Section 3(a) of the Agreement;

(ix) on the Trade Date, other than purchases from, by or on behalf of directors, officers and employees of Counterparty and its affiliates that are not “Rule 10b-18 purchases” as such term is defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”), neither Counterparty nor any “affiliated purchaser” (as defined in Rule 10b-18) shall directly or indirectly purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares or Underlying Shares;

(x) on the Trade Date and the Premium Payment Date for such Transaction (A) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities, (B) the capital of Counterparty is adequate to conduct the business of Counterparty, and (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature;

(xi) it is not, and after giving effect to the transactions contemplated hereby will not be, and “investment company” as such term is defined in the Investment Company Act of 1940, as amended; and

(xii) it is not on the Trade Date for such Transaction engaged in a distribution, as such term is used in Regulation M, of any securities of Counterparty (other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M) and shall not, until the second Scheduled Trading Day immediately following the Effective Date (as set forth in the Confirmation for a Transaction), engage in any such distribution.

12. Miscellaneous:

(a) Early Termination. The parties agree that Second Method and Loss will apply to each Transaction under this Master Confirmation as such terms are defined under the 1992 ISDA Master Agreement (Multicurrency-Cross Border).

(b) Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares or Underlying Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Ratio Equity Percentage as determined on such day is (i) equal to or greater than 8.0% and (ii) greater by 0.5% than the Ratio Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater by 0.5% than the Ratio Equity Percentage as of the date hereof). The “Ratio Equity Percentage” as of any day is the fraction the numerator of which is the aggregate of the Base Amounts for (1) all Tranches for all Transactions hereunder, (2) all transactions of the type described in the definition of “Specified Transactions” relating to Shares or Underlying Shares between Dealer and Counterparty or their respective Affiliates and (3) all transactions of the type described in the definition of “Specified Transactions” relating to Shares or Underlying Shares between Dealer or its Affiliates and trusts or other entities with respect to which the beneficiaries or grantors (however described) are Counterparty, its Affiliates and/or employees of Counterparty or its Affiliates (the transactions described in clauses (1), (2) and (3)

collectively, the “Specified Portfolio”) and the denominator of which is the number of Underlying Shares outstanding on such day and the “Base Amount” for a Tranche or a transaction is an amount equal to the product of the Number of Shares (or similar term in the relevant transaction) for such Tranche or transaction, as applicable and, if such Tranche or transaction is denominated in Shares, the number of Underlying Shares represented by a Share.

(c) Section 16 Indemnity. If Counterparty ceases to be a “foreign private issuer” (as defined in Rule 3b-4 under the Exchange Act) at any time during the term of this Transaction, Counterparty agrees to indemnify and hold harmless Dealer and its Affiliates and their respective officers, directors and controlling persons (each, a “Section 16 Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, subject to the reporting and profit disgorgement provisions of Section 16 of the Exchange Act, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to any Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, to which a Section 16 Indemnified Person may become subject, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph (b), and to reimburse, upon written request, each such Section 16 Indemnified Person for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any Section 16 Indemnified Person, such Section 16 Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of such Section 16 Indemnified Person, shall retain counsel reasonably satisfactory to such Section 16 Indemnified Person to represent such Section 16 Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall be relieved from liability to the extent that such Section 16 Indemnified Person fails to promptly notify Counterparty of any action commenced against it in respect of which indemnity may be sought hereunder; provided that failure to notify Counterparty (i) shall not relieve Counterparty from any liability hereunder to the extent it is not materially prejudiced as a result thereof and (ii) shall not, in any event, relieve Counterparty from any liability that it may have otherwise than on account of this paragraph (c). Counterparty shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Section 16 Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of each Section 16 Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Section 16 Indemnified Person is or could have been a party and indemnity could have been sought hereunder by any such Section 16 Indemnified Person, unless such settlement includes an unconditional release of each such Section 16 Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to each such Section 16 Indemnified Person. If the indemnification provided for in this paragraph (c) is unavailable to a Section 16 Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty, in lieu of indemnifying such Section 16 Indemnified Person thereunder, shall contribute to the amount paid or payable by such Section 16 Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (c) are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Section 16 Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph (c) shall remain operative and in full force and effect regardless of the termination of any Transaction.

(d) Transfer or Assignment. Dealer may, with Counterparty’s prior written consent (not to be unreasonably withheld or delayed), transfer or assign all (but not less than all) of its rights and obligations under any Transaction to any of its Affiliates with a rating (or whose guarantor has a rating) for its long term, unsecured and unsubordinated indebtedness equal to or better than A- by Standard & Poor’s Ratings Services or its successor (“S&P”), or A3 by Moody’s Investors Service, Inc. or its successor (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer; provided that Counterparty shall not withhold or delay its consent if Dealer certifies to Counterparty that the requested transfer is made in connection with the transfer of all or substantially all similar transactions that Dealer and its affiliates are parties thereto resulting from the enactment of the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010 and rules and regulation thereunder, and such transfer will not result in an increased cost to Counterparty. Counterparty may, with Dealer’s prior written consent (not to be unreasonably withheld or delayed) sell or pledge to any third party all (but not less than all) of its rights and obligations under any Transaction at a time when such Transaction is not subject to a security interest in favor of Dealer or any of its Affiliates. If, as determined in Dealer’s sole discretion, (a) at any time (1) the Equity Percentage exceeds 8.5%, (2) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under U.S. federal, non-U.S., state or local laws, regulations or regulatory orders applicable to ownership of Shares or Underlying Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership, or could be reasonably viewed as meeting any of the foregoing, in excess of a number of Shares or Underlying Shares, as applicable, equal to (x) the number of Shares or Underlying Shares, as applicable, that would give rise to reporting, registration, filing or notification obligations or other requirements (including obtaining prior approval by a state, U.S. federal or non-U.S. regulator) of a Dealer Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1% of the number of Shares or Underlying Shares, as applicable, outstanding on the date of determination or (3) the Ratio Equity Percentage exceeds 9.9% (any such condition described in clause (1), (2) or (3), an “Excess Ownership Position”) and (b) Dealer is unable, after commercially reasonable efforts, to effect a transfer or assignment on pricing and terms and within a time period reasonably acceptable to it of all or a portion of one or more Transactions pursuant to the preceding paragraph such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of any Transaction(s), such that an Excess Ownership Position no longer exists following such partial termination. In the event that Dealer so designates an Early Termination Date with respect to a portion of any Transaction(s), a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction(s), (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction(s) shall be the only Terminated Transaction. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Underlying Shares that Dealer and any of its affiliates subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (collectively, “Dealer Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) in connection with transactions in the Specified Portfolio without duplication on such day (or, if Counterparty ceases to be a “foreign private issuer” (as defined in Rule 3b-4 under the Exchange Act) and the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such number) and (B) the denominator of which is the number of Underlying Shares outstanding on such day.

(e) Severability; Illegality. If compliance by either party with any provision of a Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

(f) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY TRANSACTION OR THIS MASTER CONFIRMATION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT THEREOF.

(g) Confidentiality. Notwithstanding any provision in this Master Confirmation, any Confirmation or the Agreement, in connection with Section 1.6011-4 of the Treasury Regulations, the parties hereby agree that each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

(h) Securities Contract; Swap Agreement. The parties hereto intend for: (i) each Transaction hereunder to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), a derivatives transaction under the Mexican Ley de Concursos Mercantiles, the Agreement to be a “master netting agreement” and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 546(j), 548(d), 555, 560 and 561 of the Bankruptcy Code and the applicable provisions of the Ley de Concursos Mercantiles; (ii) a party’s right to liquidate a Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right … to cause the liquidation, termination or acceleration” and any payments owed under this Transaction or the Agreement with respect thereto to be a “termination value”, “payment amount” or “other transfer obligation”, in each case as described in the Bankruptcy Code; (iii) all payments for, under or in connection with a Transaction to constitute “margin payments”, “settlement payments” and/or “transfers” under a “securities contract” and/or “swap agreement” as defined in the Bankruptcy Code; and (iv) each party hereto to be a “master netting agreement participant”, “financial institution”, “swap participant” and/or a “financial participant” as defined in the Bankruptcy Code.

(i) Extension of Settlement. Dealer may postpone any Expiration Date, postpone the Final Disruption Date and/or add additional Expiration Dates with respect to some or all of the Options under any Tranche hereunder (provided that none of such postponed or added Expiration Dates shall occur later than the 20th Scheduled Trading Day immediately succeeding the last Expiration Date (determined without regard to this provision) for the relevant Transaction) if Dealer determines, in its reasonable discretion, that such extension is necessary or advisable to preserve Dealer’s hedging activity hereunder in light of existing liquidity conditions or to enable Dealer to effect purchases or sales of Shares or Underlying Shares in connection with its hedging activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal and regulatory requirements or self-regulatory requirements, or with related reasonable policies and procedures applicable to Dealer.

(j) Registration. Counterparty hereby agrees that if the Shares or Underlying Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction, in Dealer’s sole judgment, cannot be sold in the U.S. public market (including by depositing such Underlying Shares with the Depository in exchange for Shares) by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Dealer and Counterparty, substantially in the form of an underwriting agreement for a registered secondary offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then, subject to the conditions set forth therein, clause (ii) or (iii) of this section shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement Underwriting Agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer and Counterparty, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) to the extent that such purchases would not violate any applicable law or other restriction applicable to Counterparty, purchase the Hedge Shares from Dealer at the VWAP Price on such Exchange Business Days (with references to “Valuation Date” in the definition of “VWAP Price” deemed to be references to such Exchange Business Days for this purpose), and in such amounts, requested by Dealer. This paragraph (j) shall survive the termination, expiration or early unwind of the Transaction.

(k) Early Unwind. In the event the sale of Convertible Notes for the Transaction (as set forth in the Confirmation for such Transaction) is not consummated with the initial purchasers for any reason by the close of business in New York City on the Early Unwind Date set forth in the Confirmation for such Transaction, such Transaction shall automatically terminate on such Early Unwind Date and (i) such Transaction and all of the respective rights and obligations of Dealer and Counterparty under such Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with such Transaction either prior to or after such Early Unwind Date; provided that, if such failure is due to a breach or default on the part of Counterparty under the Purchase Agreement dated as of March 9, 2011 among CEMEX, S.A.B. de C.V. and Citigroup Global Markets, Inc. and J.P. Morgan Securities LLC, among others, as representatives of the “Initial Purchasers” (as defined therein), Counterparty shall assume, or reimburse the cost of, derivatives or other transactions entered into by Dealer or one or more of its Affiliates in connection with hedging such Transaction. The amount paid by Counterparty shall be Dealer’s actual cost of such derivatives or other transactions as Dealer informs Counterparty and shall be paid in immediately available funds on such Early Unwind Date.

(l) Acknowledgment of Pledge. Counterparty’s rights under the Agreement may, from time to time, be pledged to Dealer to secure Counterparty’s obligations to Dealer arising under other agreements in accordance with such terms as the parties may separately agree.

(m) Optional Early Termination. (i) At any time during the term of this Transaction, Counterparty may, by written notice to Dealer, designate, with respect to one or more specified Tranches, an Early Termination Date to occur on the third Scheduled Trading Day following the date such notice is effective, in which case an Additional Termination Event shall be deemed to have occurred in respect of which (1) Counterparty shall be the sole Affected Party and (2) the portion of the relevant Transaction represented by such Tranche(s) shall be the sole Affected Transaction.

(ii) Counterparty may, prior to electing to terminate any Tranche pursuant to subparagraph (i) above, request a quotation (which may be in the form of a grid of percentages that depends on the price of the Shares or Underlying Shares over a specified period) from Dealer as to the applicable terms of such termination, and Dealer shall be bound by the terms of such quotation if Counterparty then makes such election within one full Scheduled Trading Day.

(iii) By providing the notice referred to in this paragraph, Counterparty shall be deemed to repeat, on the date such notice is effective, the representations in clauses (v), (vi), (vii) and (ix) of Section 11(b).

(n) Counterparty’s Obligation to Pay Cancellation Amounts and Early Termination Amounts. Seller and Counterparty hereby agree that, notwithstanding anything to the contrary herein or in the Agreement, following Seller’s receipt from Counterparty of the Premium on the Premium Payment Date, in the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to a Transaction and, as a result, Counterparty owes to Seller an amount under Section 6(e) of the Agreement or (b) Counterparty owes to Seller, pursuant to Section 12.7 or Section 12.9 of the Definitions, a Cancellation Amount, such amount shall be deemed to be zero. If Counterparty pays the Premium on the Premium Payment Date, then under no circumstances shall Counterparty be required to pay any amount in addition to the Premium under the Transaction. For the avoidance of doubt, the preceding sentence shall not be construed as limiting any damages that may be payable by Counterparty as a result of a breach of, or an indemnity under, this Master Confirmation or the Agreement.

(o) Modifications to DR Supplement. The DR Supplement is hereby amended as follows:

(i) The definitions of the following terms in Section 1 thereof are hereby deleted and replaced as follows:

“Depository” means, in relation to the Shares or the Underlying Shares, the Issuer of the Shares or the Underlying Shares, as applicable.

“Deposit Agreement” means, in relation to the Shares or the Underlying Shares, the agreements, deeds or other instruments constituting the Shares or Underlying Shares, as applicable, as from time to time amended or supplemented in accordance with their terms.

“Underlying Shares” means, in relation to the applicable Deposit Agreement, the shares or other securities which are the subject of such Deposit Agreement.

“Underlying Shares Issuer” means, in relation to the applicable Underlying Shares, the issuer of such Underlying Shares.

(ii) Section 2(c) thereof is hereby deleted in its entirety.

(iii) Section 3(a) thereof is hereby amended by adding in the second line therein after the term “’Share-for-Combined’” the following parenthetical: “(including defined terms used in such definitions)”.

(p) Settlement Amendment. Dealer acknowledges that Counterparty may, to the extent permitted by law and any agreements Counterparty may be subject to, prior to the settlement of any Transaction hereunder, request that the provisions of this Master Confirmation be modified to enable Counterparty to effect share settlement in lieu of the settlement provisions under Section 5 of this Master Confirmation. In the event of such a request, Dealer agrees to negotiate with Counterparty, in good faith, such amendments to this Master Confirmation as may be required to effect such changes, it being understood and agreed that as of the date hereof, Counterparty has no right or option to require share settlement of any Transaction hereunder; provided that Dealer may in good faith refuse to enter into any such amendments so as to comply with applicable legal and regulatory requirements or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

13. Addresses for Notice:

If to Dealer:	Banco Santander, S.A., Madrid
SANTANDER S.B.G.M
PASEO CLUB DEPORTIVO, 1
PARQUE EMPRESARIAL “LA FINCA”
EDIFICIO 10 PLANTA 0
28330 POZUELO DE ALARCON (MADRID)

	Attn.:	Swaps Administratio
	Telex:	42362 / 45928 BADER E
	Swift:	BSCHESMM
	Fax:	(341) 2571228
	Tel.:	(341) 2893116

If to Counterparty:	CEMEX, S.A.B. de C.V.
Avenida Ricardo Margain Zozaya 325
Colonia Valle del Campestre
San Pedro Garza Garcia, Nuevo Leon 66265
Attention: Francisco Javier Contreras Navarro
Financial Operations Manager - Corporate Treasury - Mexico
Office : +52(81)88884093
Fax: +52(81)88884519

e-Mail: franciscojavier.contreras@cemex.com

14. Accounts for Payment:

To Dealer:	To be advised

To Counterparty:	Beneficiary:	CEMEX, S.A.B. de C.V.
	Bank:	Citibank, NY
	Account:	36964215
	ABA:	021000089
	SWIFT:	CITIUS33

15. Schedule Provisions:

(a) Process Agent. For the purpose of Section 13(c) of the Agreement:

Counterparty appoints as its Process Agent:

Corporate Creations Network Inc.

1040 Avenue of the Americas #2400

New York, NY 10018

Fax: (561) 694-1639

Tel: (212) 382-4699

(b) Delivery of Tax Forms. For the purposes of Section 4(a)(i) of the Agreement, Counterparty agrees to deliver such documents as Dealer may request in order to allow Dealer to make a payment under this Transaction without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate including, without limitation, an executed United States Internal Revenue Service Form W-8BEN (or any successor thereto), (i) upon execution of this Transaction; (ii) promptly upon reasonable demand by Dealer; and (iii) promptly upon learning that any such document, including Form W-8BEN (or any successor thereto), previously provided by Counterparty has become obsolete or incorrect.

16. Valuation Notice:

Dealer agrees to provide to Counterparty, as soon as practicable following the end of each calendar month, a statement showing the Exposure (within the meaning of the 1994 ISDA Credit Support Annex), calculated with respect to the Transaction and determined as if such last day (or the immediately preceding Exchange Business Day) was the Valuation Date.

[Signature page follows]

Yours sincerely,

BANCO SANTANDER, S.A.

By:	/s/ Jesús Suárez Jaraba
Name: Jesús Suárez Jaraba
Title: Authorized Signatory

By:	/s/ Miguel Ángel Martínez Villegas
Name: Miguel Ángel Martínez Villegas
Title: Authorized Signatory

Confirmed as of the
date first above written:

CEMEX, S.A.B. de C.V.

By:	/s/ Rodrigo Treviño
Name: Rodrigo Treviño
Title: Attorney-in-Fact

Signature Page – Master Terms and Conditions for Capped Call Transactions

EXHIBIT A

FORM OF CAPPED CALL OPTION

TRANSACTION CONFIRMATION

CONFIRMATION

Date:	March [ ], 2011

To:	CEMEX, S.A.B. de C.V. (“Counterparty”)

Telefax No.:	+52(81)88884519

Attention:	Francisco Javier Contreras Navarro - Financial Operations Manager - Corporate Treasury - Mexico

From:	Banco Santander, S.A. (“Dealer”)

Transaction Reference Number:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced Transaction (the “Transaction”) entered into on the Trade Date specified below between you and us. This Confirmation supplements, forms a part of, and is subject to the Master Terms and Conditions for Capped Call Transactions dated as of March 9, 2011 and as amended from time to time (the “Master Confirmation”) between you and us.

1. The definitions and provisions contained in the Definitions (as such term is defined in the Master Confirmation) and in the Master Confirmation are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

2. The particular Transaction to which this Confirmation relates shall have the following terms:

Trade Date:	March [ ], 2011

Effective Date:	The closing date of the initial issuance of the Convertible Notes.

Lower Strike Price:	USD [ ].

Upper Strike Price:	USD [ ].

Initial Reference Price:	USD [Insert Exchange closing price per share for the Shares on the Trade Date]

Premium:	USD [ ].

Premium Payment Date:	The Effective Date

Convertible Notes:	[ ]% Convertible Subordinated Notes of Counterparty due [ ], offered pursuant to an Offering Memorandum to be dated [ ].

Indenture:	The indenture governing the issuance of the Convertible Notes to be dated as of the closing date of the initial issuance of the Convertible Notes, by and between Counterparty and The Bank of New York Mellon, as trustee (as may be amended, modified or supplemented from time to time, but only if such amendment, modification or supplement is consented to by Dealer in writing, which consent shall not be unreasonably withheld or delayed).

Early Unwind Date:	[ ], 2011, or such later date as agreed by the parties hereto.

Final Disruption Date:	[ ]

[Remainder of page intentionally left blank]

The Number of Options and Expiration Date for each Tranche of the Transaction are set forth below.

Tranche Number	Number of Options	Expiration Date
1.	[ ]	[ ]
2.	[ ]	[ ]
3.	[ ]	[ ]
4.	[ ]	[ ]
5.	[ ]	[ ]
6.	[ ]	[ ]
7.	[ ]	[ ]
8.	[ ]	[ ]
9.	[ ]	[ ]
10.	[ ]	[ ]
11.	[ ]	[ ]
12.	[ ]	[ ]
13.	[ ]	[ ]
14.	[ ]	[ ]
15.	[ ]	[ ]
16.	[ ]	[ ]
17.	[ ]	[ ]
18.	[ ]	[ ]
19.	[ ]	[ ]
20.	[ ]	[ ]
21.	[ ]	[ ]
22.	[ ]	[ ]
23.	[ ]	[ ]
24.	[ ]	[ ]
25.	[ ]	[ ]
26.	[ ]	[ ]
27.	[ ]	[ ]
28.	[ ]	[ ]
29.	[ ]	[ ]
30.	[ ]	[ ]
31.	[ ]	[ ]
32.	[ ]	[ ]
33.	[ ]	[ ]
34.	[ ]	[ ]
35.	[ ]	[ ]
36.	[ ]	[ ]
37.	[ ]	[ ]
38.	[ ]	[ ]
39.	[ ]	[ ]
40.	[ ]	[ ]
41.	[ ]	[ ]
42.	[ ]	[ ]
43.	[ ]	[ ]
44.	[ ]	[ ]
45.	[ ]	[ ]
46.	[ ]	[ ]
47.	[ ]	[ ]
48.	[ ]	[ ]
49.	[ ]	[ ]
50.	[ ]	[ ]
51.	[ ]	[ ]

52.	[ ]	[ ]
53.	[ ]	[ ]
54.	[ ]	[ ]
55.	[ ]	[ ]
56.	[ ]	[ ]
57.	[ ]	[ ]
58.	[ ]	[ ]
59.	[ ]	[ ]
60.	[ ]	[ ]

3. Counterparty hereby agrees (a) to check this Confirmation promptly upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Confirmation relates, by manually signing this Confirmation and providing any other information requested herein or in the Master Confirmation and immediately returning an executed copy to us.

Yours sincerely,

BANCO SANTANDER, S.A.

By:
Name:
Title:

Confirmed as of the
date first above written:

CEMEX, S.A.B. de C.V.

By:
Name:
Title:

A-5